Exhibit 10.51

CAMERON INTERNATIONAL CORPORATION

Restricted Stock Unit Award Agreement
(January 1, 2013)

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Award Agreement”) is between the employee named in the Notice of Grant of Award (“Participant”) and Cameron International Corporation (the “Company”), in connection with the Restricted Stock Units (“RSU”) granted to Participant by the Company under the Cameron International Corporation 2005 Equity Incentive Plan (as Amended and Restated) (the "Plan").   For purposes of this Award Agreement, “Employer” means the entity (the Company or a subsidiary or affiliate of the Company each of such subsidiary or affiliate a “Subsidiary”) that employs the Participant on the applicable date. All capitalized terms not defined in this Award Agreement shall have the same meaning as set forth in the Plan.

1.           Effective Date of RSUs.

(a)         The Company hereby grants to the Participant, on the terms and conditions set forth herein, an award of RSUs (the “Award”), effective January 1, 2013 (“Effective Date”).

(b)         This Award is a commitment to issue one share of Cameron common stock (“Shares”) for each RSU specified on the Notice of Grant of Award pursuant to the terms of the Award Agreement.

(c)         Notwithstanding the foregoing, the Company may, in its sole discretion, settle the RSUs in the form of (i) a cash payment to the extent settlement in Shares (1) is prohibited under local law, (2) would require the Participant or the Company to obtain the approval of any governmental and/or regulatory body in the Participant's country of residence (and country of employment, if different), or (3) is administratively burdensome; or (ii) Shares, but require the Participant to immediately sell such Shares (in which case, this Award Agreement shall give the Company the authority to issue sales instructions on the Participant's behalf).

2.           Terms Subject to the Plan.  This Award Agreement is expressly subject to the terms and provisions of the Company's Plan, as indicated in Participant’s Notice of Grant of Award.  A copy of the Plan is available on the Company’s Intranet under the Legal Section.  In the event there is a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall control.

3.           Vesting Schedule.  The Award shall become vested, in three installments as follows: one-third on January 1, 2014, one-third on January 1, 2015, and one-third on January 1, 2016 (the “Scheduled Vesting Dates”) provided there has been continuous employment of the Participant by the Company and/or a Subsidiary from the Effective Date to the Scheduled Vesting Dates, subject to Section 4.  All RSUs which become vested shall be payable in accordance with Section 5 hereof.

4.           Termination of Employment.  Notwithstanding the foregoing:

(a)         If the Participant’s employment terminates at age 60 or older for reasons other than “Cause” (as defined below), and the Participant has at least ten years of continuous service with the Company or a Subsidiary, any unvested RSUs shall vest according to the terms of the Award; except that, if such termination occurs within one year from the Effective Date of the Award, the number of RSUs that will continue to vest shall be reduced to be proportionate to that portion of the year between the Effective Date and the date of termination and the balance of the Award shall be immediately cancelled.

(b)         If the Participant’s employment terminates by reason of the death or “Long-term Disability” (as defined below) of the Participant, the Award shall immediately vest in full as of the date of death or the date of such termination and the Shares shall be delivered in accordance with Section 5.

(c)         If the Participant’s employment terminates by reason of a workforce reduction, the Award shall vest and according to the terms of the Award and the Shares shall be delivered in accordance with Section 5; except that, if such termination occurs within one year from the Effective Date, the number of RSUs that will vest in full shall be reduced to be proportionate to that portion of the year between the Effective Date and the date of termination and the balance of the Award shall be immediately cancelled.

(d)         Not withstanding any other agreement between the Company (or a Subsidiary) and the Participant, if there is a termination of Participant’s employment either by the Employer without “Cause” or by the Participant for reasons that would constitute “constructive termination” under applicable law during the period from the earlier of the occurrence of any of the events that would cause a “Change in Control” (as defined below) or the date of the agreement by the Company to enter into a transaction which results in a “Change in Control” or within two years following a “Change in Control”, the award shall immediately vest and the Shares shall be delivered in accordance with Section 5.

(e)         If the Participant’s employment terminates for reasons other than for those addressed in the previous three subsections, all unvested RSUs subject to this Award shall be forfeited upon Participant’s termination of employment.

(f)          For purposes of clarity and unless otherwise determined by the Committee in its sole discretion, any termination of employment shall be effective as of the date on which the Participant's active employment ends and will not be extended by any notice period mandated under local law (e.g., active employment will not include a period of “garden leave” or similar period pursuant to local law). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the RSUs.

 (g)        “Cause” for the purposes hereof, shall mean the Participant has (1) engaged in gross negligence or willful misconduct in the performance of his or her duties and responsibilities respecting his or her position with the Company or Employer; (2) willfully refused, without proper legal reason, to perform the duties and responsibilities respecting his or her position with the Company or Employer; (3) breached any material policy or code of conduct established by the Company or Employee; (4) engaged in conduct that Participant knows or should know is materially injurious to the Company or Employer; (5) been convicted of a felony or a misdemeanor involving moral turpitude; or (6) engaged in an act of dishonest or impropriety which materially impairs the Participant’s effectiveness in his or her position with the Company or Employer.

(h)         “Long-term Disability” for the purposes hereof, shall mean that the Award Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(i)          “Change in Control” for the purposes of this Award, shall mean the earliest date on which:

i.
any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding voting securities, other than through the purchase of voting securities directly from the Company through a private placement; or

ii.
individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or

iii.
a merger or consolidation involving the Company or its stock, or an acquisition by the Company, directly or indirectly or through one or more subsidiaries, of another entity or its stock or assets in exchange for the stock of the Company unless, immediately following such transaction less than a majority of the then outstanding voting securities of the surviving or resulting corporation or entity will be (or is) then beneficially owned, directly or indirectly, by all or substantially of the individuals and entities who were the beneficial owners of the Company’s outstanding voting securities immediately prior to such transaction (treating, for purposes of determining whether the majority ownership continuity test is met, any ownership of the voting securities of the surviving or resulting corporation or entity that results from a stockholder’s ownership of the stock of, or their ownership interest in, the corporation or other entity with which the Company is merged or consolidated as not owned by persons who were beneficial owners of the Company’s outstanding voting securities immediately prior to the transaction).

iv.	a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the voting securities of the Company then outstanding; or

v.
all or substantially all of the assets of the Company are sold or transferred to a Person as to which (x) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets and (y) the financial results of the Company and such Person are not consolidated for financial reporting purposes.

Anything else in this definition to the contrary notwithstanding, no Change in Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise.

5.           Delivery of Shares.

(a)         Employed through Scheduled Vesting Date(s).  If the Participant is employed with the Company or Subsidiary through the Scheduled Vesting Date the number of Shares equal to the number of RSUs that have vested shall be delivered within 30 days following the Scheduled Vesting Date.

(b)         Employment Terminates Prior to Scheduled Vesting Date.

i.
If the Participant terminates employment in accordance with Section 4(a), the number of Shares equal to the portion of the RSUs that vested shall be delivered within 30 days following the Scheduled Vesting Date.

ii.
If the Participant’s employment terminates by reason of death or Long-term Disability in accordance with Section 4(b, prior to the Scheduled Vesting Date, the number of Shares equal to the RSUs that were subject to accelerated vesting pursuant to Section 4 hereof, shall be delivered within 30 days of such termination.

iii.
If the Participant’s employment is terminated by reason of a workforce reduction in accordance with Section 4(c), the number of Shares equal to the portion of the RSUs that vested shall be delivered within 30 days following the Scheduled Vesting Date.

iv.
If the Participant’s employment is terminated in connection with a “Change in Control” as provided for in Section 4(d), and if the “Change in Control” also constitutes a “change in control event” within the meaning of U.S. Department of Treasury Regulation Section 1.409A-3(i)(5) (a “Section 409A CIC”), unless otherwise provided in Section 22 of this Award Agreement, the number of Shares equal to the Participant’s vested RSUs shall be delivered within 30 days following such Section 409A CIC or date of such termination, whichever is the later to occur.  If the “Change in Control” does not constitute a Section 409A CIC, the Shares underlying the Participant’s vested RSUs shall be delivered within 30 days following the Change in Control or such termination, whichever is the later to occur.

(c)         The Shares which the Award entitles the Participant to receive shall be delivered to the Participant, subject to withholding as provided in Section 12 below.

6.           Restrictions on Transfer.  Except as provided by the Plan, neither this Award nor any RSUs covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein.

7.           No Voting Rights.   The Restricted Stock Units granted pursuant to this Award, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in Shares.

8.           Changes in Capitalization. The RSUs under this Award shall be subject to the provisions of the Plan relating to adjustments to corporate capitalization, provided, however, that in the event of any reorganization, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split or other similar change in corporate structure affecting the shares subject to the Award, the Award shall be appropriately adjusted to reflect such change, but only so far as is necessary to maintain the proportionate interest of the Participant and preserve, without exceeding, the value of such Award.

9.           Covenant Not To Compete, Solicit or Disclose Confidential Information.

(a)         The Participant acknowledges that the Participant is in possession of and has access to confidential information, including material relating to the business, products or services of the Company or Employer and that he or she will continue to have such possession and access during employment by the Company or Employer.  The Participant also acknowledges that the Company’s (or Employer’s) business, products and services are highly specialized and that it is essential that they be protected, and, accordingly, the Participant agrees that as partial consideration for the Award granted herein that should the Participant engage in any “Detrimental Activity,” as defined below, at any time during his or her employment or during a period of one year following his or her termination the Company or Employer shall be entitled to: (i) recover from the Participant the value of any portion of  the Award that has been paid; (ii) seek injunctive relief against the Participant; (iii) recover all damages, court costs, and attorneys’ fees incurred by the Company or Employer in enforcing the provisions of this Award, and (iv) set-off any such sums to which the Company or Employer is entitled hereunder against any sum which may be owed the Participant by the Company or Employer.

(b)         “Detrimental Activity” for the purposes hereof, other than with respect to involuntary termination without cause, termination in connection with or as a result of a “Change in Control” (as defined in Section 9(b) hereof), or termination following a reduction in job responsibilities, shall include: (i) rendering of services for any person or organization, or engaging directly or indirectly in any business, which is or becomes competitive with the Company or Employer; (ii) disclosing to anyone outside the Company, or Employer or using in other than the Company’s or Employer’s business, without prior written authorization from the Company or Employer, any confidential information including material relating to the business, products or services of the Company or Employer acquired by the Participant during employment with the Company or Employer; (iii) soliciting, interfering, inducing, or attempting to cause any employee of the Company or Employer to leave his or her employment, whether done on Participant’s own account or on account of any person, organization or business which is or becomes competitive with the Company or Employer, or (iv) directly or indirectly soliciting the trade or business of any customer of the Company or Employer.  “Detrimental Activity” for the purposes hereof with respect to involuntary termination without cause, termination in connection with or as a result of a “Change in Control”, or termination following a reduction in job responsibilities, shall include only part (ii) of the preceding sentence.

10.         Nature of Grant.  In accepting the Award of RSUs, Participant acknowledges that:

(a)         The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Award Agreement.

(b)         The grant of RSUs is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future; future awards, if any, will be at the sole discretion of the Company.

(c)         The Participant is voluntarily participating in the Plan.

(d)         An RSU is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, and which is outside the scope of the Participant's employment contract, if any.

(e)         The RSUs are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer.

(f)         The RSUs will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the RSUs will not be interpreted to form an employment contract with any Subsidiary.

(g)         This Agreement shall not confer upon the Participant any right to continuation of employment by the Employer, nor shall this Agreement interfere in any way with the Employer’s right to terminate the Participant's employment at any time, as may be permitted under local law.

(h)         The future value of the underlying Shares is unknown and cannot be predicted with certainty.

(i)          If the RSUs vest and the Participant obtains Shares, the value of those Shares acquired may increase or decrease in value.

(j)           In consideration of the grant of the RSUs, no claim or entitlement to compensation or damages shall arise from termination of the RSUs or diminution in value of the RSUs or Shares acquired upon settlement of the RSUs resulting from termination of the Participant's employment (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and the Employer (if different) from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Award, the Participant will be deemed irrevocably to have waived the Participant's entitlement to pursue such claim.

(k)         in the event of involuntary termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive the RSUs and vest under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), Participant’s right to receive Shares pursuant to the RSUs after termination of employment, if any will be measured by the date of termination of Participant’s active employment and will not be extended by a notice period mandated under local law; the Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the award of the RSUs.

(l)          the RSUs and benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability

11.         Notices.  All notices required or permitted under this Award Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party.  Notice given by mail as below set out shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

Cameron International Corporation
1333 West Loop South, Suite 1700
Houston, Texas 77027
Attention:  Corporate Secretary
Telephone:  713-513-3322

12.        Tax and Social Insurance Withholding.

(a)         Regardless of any action the Company or Employer takes with respect to any or all income tax (including foreign, federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by Participant is and remains his or her responsibility and may exceed the amount actually withheld by the Company or Employer.  Participant further acknowledges that the Company or Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the conversion of the RSUs into Shares or the receipt of any equivalent cash payment, the subsequent sale of any Shares acquired at vesting, and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for the Tax-Related Items.

(b)        Prior to any relevant taxable or tax withholding event (“Tax Date”), as applicable, Participant will pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.  In this regard, Participant authorized the Company, Employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:  (i) accept a cash payment in U.S. dollars in the amount of the Tax-Related Items, (ii) withhold whole Shares which would otherwise be delivered to Participant having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash from Participant’s wages or other cash compensation which would otherwise be payable to Participant by the Company or from any equivalent cash payment received upon vesting of the RSUs, equal to the amount necessary to satisfy any such obligation, (iii) withhold from proceeds of the sale of Shares acquired upon issuance of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization), or (iv) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Participant has submitted an irrevocable notice of sale.

(c)        To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares due to him or her at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.  Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue Shares to the Participant if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described herein.

13.        Repatriation; Compliance with Laws. If the Participant is resident or employed outside of the United States, the Participant may be required to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) in accordance with local foreign exchange rules and regulations in the Participant's country of residence (and country of employment, if different). It is the Participant’s responsibility to comply with all foreign exchange rules and all other local compliance requirements that he or she may be subject to with respect to his or her participation in the Plan.  In addition, the Participant is required to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be necessary to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in the Participant's country of residence (and country of employment, if different).

14.        Securities Matters. The Company shall not be required to deliver any Shares until the requirements of any federal, state or foreign securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. If the Participant is resident or employed outside of the United States, neither the grant of the RSUs under the Plan nor the issuance of the underlying Shares upon settlement of the RSUs is intended to be a public offering of securities in the Participant's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings to the local securities authorities in jurisdictions outside of the United States unless otherwise required under local law.

15.        Legal Requirements and Risks. No employee of the Company or a Subsidiary is permitted to advise the Participant on whether the Participant should acquire Shares under the Plan. Acquiring Shares involves a degree of risk. Before deciding to acquire Shares pursuant to the RSUs, the Participant should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and the Participant should carefully review all of the materials related to the RSUs and the Plan. In addition, the Participant should consult with the Participant's own financial advisor and legal advisor for professional investment advice.

16.         Electronic Delivery/Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.        Consent to Collection, Processing and Transfer of Personal Data.

(a)         Pursuant to applicable personal data protection laws, the Company and the Employer (if different) hereby notify the Participant of the following in relation to the Participant's personal data and the collection, processing and transfer of such data in relation to the Company’s grant of this Award and the Participant's participation in the Plan. The collection, processing and transfer of the Participant's personal data are necessary for the Company’s administration of the Plan and the Participant's participation in the Plan. The Participant's denial and/or objection to the collection, processing and transfer of personal data may affect the Participant's participation in the Plan. The Participant voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b)        The Company and the Employer (if different) hold certain personal information about the Participant, including the Participant's name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant's favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by the Participant or collected, where lawful, from third parties, and the Company and Employer (if different) will process the Data for the exclusive purpose of implementing, administering and managing the Participant's participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in the Participant's country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought.  Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for the Participant's participation in the Plan.

(c)         The Company and the Employer (if different) will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant's participation in the Plan, and the Company and the Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Participant's behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Plan.

(e)         The Participant may, at any time, exercise his or her rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of the Data, (ii) verify the content, origin and accuracy of the Data, (iii) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (iv) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant's participation in the Plan. The Participant may seek to exercise these rights by contacting the Company’s Corporate Secretary’s Department.

18.         English Language. The Participant acknowledges and agrees that it is the Participant's express intent that the Notice of Grant of Award, the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If the Participant has received the Notice of Grant of Award, Award Agreement, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

19.         Governing Law.  All questions concerning the validity, construction and effect of this Award Agreement shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws.

20.         Appendix. Notwithstanding any provisions of this Award Agreement to the contrary, the RSUs shall be subject to such special terms and conditions for the Participant's country of residence (and country of employment, if different), as are set forth in the appendix to this Agreement (the “Appendix”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the RSUs to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, the Appendix shall constitute part of this Award Agreement.

21.       Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and the Participant's participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring the Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22.        Section 409A.

(a)         This Award is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.  This Award shall not be amended or terminated in a manner that would cause the Award or any amounts payable under the Award to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Award.  The Company shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Award if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.  For purposes of Section 409A, each payment under this Award shall be deemed to be a separate payment.

(b)         Notwithstanding any provision of the Award to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination of employment and the Company determines, in good faith, that immediate payments of any amounts or benefits would cause a violation of Section 409A, then any amounts or benefits which are payable under this Award upon the Participant’s “separation from service” within the meaning of Section 409A which (i) are subject to the provisions of Section 409A; (ii) are not otherwise excluded under Section 409A; and (iii) would otherwise be payable during the first six-month period following such separation from service shall be paid on the first business day next following the earlier of (1) the date that is six months and one day following the Date of termination or (2) the date of the participant’s death.

23.        Not Providing Advice.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares underlying the RSUs.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan

APPENDIX

CAMERON INTERNATIONAL CORPORATION

Additional Terms and Provisions to
Restricted Stock Unit Award Agreement
(January 1, 2013)

Terms and Conditions.
This Appendix (the “Appendix”) includes special terms and conditions applicable to Participant if he or she resides in one of the countries listed below.  These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Award Agreement.  Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Award Agreement.

Notifications.
This Appendix also includes country-specific information of which Participant should be aware with respect to his or her participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2013.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that the Participant does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that he or she vests in the RSUs and Shares are issued to him or her or the Shares issued upon vesting of the RSUs are sold.

In addition, the information is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her particular situation.  Finally, please note that if Participant is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in the Appendix may not be applicable.
*   *   *   *   *

Angola
Exchange Control Restrictions.  The Participant should be aware that all Awards require prior approval from the Angolan Central Bank under Angolan Foreign Exchange Law (Law No. 5/97 of 27 July 1997).  Any foreign exchange transaction between a non-Angolan resident and Angolan resident requires the prior approval from the Angolan Central Bank.  It is the Participant’s obligation to fulfill all exchange control requirements with the Angolan Central Bank.
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Argentina
Securities Law Information.  The RSUs and Shares to be issued pursuant to the Award are offered as a private transaction.  This offering is not subject to supervision by any Argentine government authority.
Exchange Control Information.  In the event that Participant transfers proceeds in excess of US$2,000,000 from the sale of Shares into Argentina in a single month, he or she will be subject to certain exchange control reporting requirements.  Please note that exchange control regulations in Argentina are subject to frequent change.  Participant should consult with a personal legal advisor regarding any exchange control obligations that he or she may have.
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Australia
RSUs Settled in Shares Only.  Notwithstanding any discretion contained in the Plan, or any provision in the Award Agreement to the contrary, RSUs granted to Participants in Australia shall be paid in Shares only and do not provide any right for the Participant to receive a cash payment.

Securities Information.  If Participant acquires Shares pursuant to the Award and he or she offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law.  Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers.  The Australian bank assisting with the transaction will file the report for Participant.  If there is no Australian bank involved in the transfer, Participant will have to file the report.

Tax Information.  RSUs will likely be subject to tax when there is no longer a substantial risk of forfeiture, which may happen at the time of termination of employment if Participant does not forfeit the RSUs at the time of termination of employment even if Participant does not receive the Shares until a later date.
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Brazil
1.           Labor Law Acknowledgment.  Participant agrees that, for all legal purposes, (i) the benefits provided under the Plan are the result of commercial transactions unrelated to Participant’s employment; (ii) the Plan is not a part of the terms and conditions of the Participant’s employment; and (iii) the income from the RSUs, if any, is not part of Participant’s remuneration from employment.

2.           Compliance with Law.  By accepting the RSUs, Participant agrees that he or she will comply with Brazilian law when he or she vests in the RSUs, as applicable, and sells the Shares.  Participant also agrees to report and pay any and all taxes associated with the vesting of the RSUs, the sale of the Shares acquired pursuant to the Plan and the receipt of any dividend equivalents.

3.           Exchange Control Information.  If Participant is a resident or domiciled in Brazil and holds assets and rights outside Brazil with an aggregate value exceeding US$100,000, he or she will be required to prepared and submit to the Central Bank of Brazil an annual declaration of such assets and rights.  Assets and rights that must be reported include Shares.
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Canada
Language Consent.  The following provisions will apply to the Participant if the Participant is a resident of Quebec:

The parties acknowledge that it is their express wish that the Award Agreement, including this Appendix, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement relative à la langue utilisée.  Les parties reconnaissent avoir expressément souhaité que  la convention («Agreement») ainsi que cette Annexe, ainsi que tous les documents, avis et procedures judiciaries, executes, cones ou intents en vertu de, ou lies directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy.  This provision supplements Section 17 of the Award Agreement:

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  The Participant further authorizes the Company, its Subsidiaries and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors.  The Participant further authorizes the Company and its Subsidiaries to record such information and to keep such information in the Participant’s employee file.
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France
Use of English Language.
The Participant acknowledges that it is the Participant’s express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Vous reconnaissez et consentez que c'est votre souhaité exprés qui cet accord, de meme que tous documents, toutes notifications et tous procédés légaux est entré dans, donné ou institute conformément ci-annexé ou relatant directement ou indirectement ci-annexé, est formulé dans làngaliz.
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Germany
Exchange Control Information.  Cross-border payments in excess of £12,500 must be reported monthly to German Federal Bank.  If Participant uses a German bank to transfer a cross-border payment in excess of £12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for him or her.  In addition, Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of £5,000,000 on a monthly basis.
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India
Exchange Control Notification.  Participant must repatriate all proceeds received from the sale of the Shares to India within 90 days after sale.  Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency.  Participant should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India or the employer requests proof of repatriation.

Tax Information.  The amount subject to tax at vesting will partially be dependent upon a valuation that the Company or Employer will obtain from a Merchant Banker in India.  Neither the Company nor the Employer has any responsibility or obligation to obtain the most favorable valuation possible, nor obtain valuations more frequently than required under Indian tax law.
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Mexico
Acknowledgement of the Agreement. In accepting the RSUs, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement

Labor Law Acknowledgement and Policy Statement.
In accepting the RSUs, Participant expressly recognizes that the Company with registered offices in the United States of America, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares does not constitute an employment relationship between Participant and the Company since Participant is participating the Plan on a wholly commercial basis. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from participation in the Plan do not establish any rights between Participant and Participant’s employer, and does not form part of the employment conditions and/or benefits provided by the Company and any notifications of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that Participant’s participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that Participant does not reserve to himself or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Subsidiary, Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Constancia de aceptación de la ley laboral y declaración de política.
Al aceptar las Unidades, el empleado reconoce expresamente que the Company, con oficinas registradas en los Estados Unidos de América, es responsable únicamente de la administración del Plan y que la participación del empleado en el Plan y la adquisición de las acciones no constituyen una relación de trabajo entre el empleado y the Company, toda vez que el empleado participa en el Plan de manera completamente comercial. Con base en lo anterior, el empleado reconoce expresamente que el Plan y los beneficios que el empleado pueda obtener de la participación en el Plan no establecen ningún derecho entre el empleado y no forman parte de las condiciones de trabajo ni de las prestaciones ofrecidas y cualquier modificación del Plan o la terminación de éste no constituyen un cambio o deterioro de los términos y condiciones de trabajo del empleado.

Además, el empleado entiende que su participación en el Plan es resultado de una decisión unilateral y discrecional de the Company; por lo tanto, the Company se reserva el derecho absoluto de modificar o interrumpir la participación del empleado en cualquier momento sin ninguna responsabilidad con el empleado.

Por último, el empleado declara por este medio que no se reserva ninguna acción o derecho de interponer ninguna demanda contra the Company para reclamar el pago de indemnización o daños y perjuicios en relación con alguna cláusula del Plan o los beneficios derivados del Plan y, por lo tanto, el empleado otorga una exoneración amplia y total a the Company, sus subsidiarias, filiales, sucursales, oficinas de representación, accionistas, funcionarios, agentes y representantes legales con respecto a cualquier reclamo que pueda surgir.
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Romania
Termination.  Notwithstanding anything to the contrary in the Plan or Award Agreement, employment termination shall include the situation where the Participant’s employment contract is terminated as a result of the Participant’s application for retirement to the Romanian House of Pensions.
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Singapore
Securities Law Information.  The grant of RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 206 Ed.) (the “Act”).  The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, the Plan, the Award Agreement, this Appendix and any other document or material in connection with the grant of RSUs and the acquisition of Shares pursuant to the RSUs may not be circulated or distributed, nor may the RSUs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to a qualifying person under Section 273(1)(f) of the Act, or (b) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

Director Notification Obligation.  If Participant is a director, associate director or shadow director1 of a Singapore Subsidiary or affiliate, he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore.  Among these requirements is an obligation to notify the Singapore Subsidiary or affiliate in writing when Participant receives or disposes of an interest (e.g., RSUs or Shares) in the Company or any Subsidiary or affiliate.  These notifications must be made within two (2) days of acquiring or disposing of any interest in the Company or any Subsidiary or affiliate or within two (2) days of becoming a director, associate director or shadow director if such an interest exists at that time.
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1 A shadow director is an individual who is not on the Board of Directors of the Singapore Subsidiary or affiliate but who has sufficient control so that the Board of Directors of the Singapore Subsidiary or affiliate acts in accordance with the directions and instructions of the individual.

United Kingdom
Income Tax and National Insurance Contribution Withholding.  The following provision supplements Section 12 of the Award Agreement:

1.
If payment or withholding of the income tax due in connection with the RSUs is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date.  The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 12 of the Award Agreement.  Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant will not e eligible for a loan from the Company or the Employer to cover the income tax liability.  In the event that the Participant is a director or executive officer and the income tax is not collected from or paid by the Due Date, the amount of any uncollected income tax will constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) will be payable.  Participant will be responsible for reporting any income tax for reimbursing the Company or the Employer the value of any employee NICs due on this additional benefit.

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